                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                               SAFLINK CORPORATION
         ------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
         ------------------------------------------------------------------

                         (Title of Class of Securities)

                                   63735L 10 3
                       -----------------------------------
                                 (CUSIP Number)

              -----------------------------------------------------
              (Date of Event Which Requires Filing This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

CUSIP No.      63735L 10 3
         ---------------------
        1.   Names of Reporting Persons

        USA NETWORKS, INC. ON BEHALF OF  HOME SHOPPING NETWORK, INC.

               I.R.S. Identification Nos. of above persons (entities only):

        USA NETWORKS, INC.:   592712887

        HOME SHOPPING NETWORK, INC.: 592649518



        2.   Check the Appropriate Box if a Member of a Group (See Instructions)

             (a)  [ ]

             (b)  [ ]

        NOT APPLICABLE

        3.   SEC  Use Only
                           ----------------------------------------------------

        4.   Citizenship or Place of Organization

        USA NETWORKS, INC.:  DELAWARE

        HOME SHOPPING NETWORK, INC.:  DELAWARE

                                      5.   Sole Voting Power       2,600,532
        Number of Shares                                         --------------
        Beneficially Owned by Each
        Reporting Person with:
                                      6.   Shared Voting Power         0
                                                                 --------------


                                      7.   Sole Dispositive Power  2,600,532
                                                                 --------------


                                      8.   Shared Dispositive Power    0
                                                                   ------------

        9.   Aggregate Amount Beneficially Owned
             by Each Reporting Person                              2,600,532
                                                          ---------------------


        10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares[ ]


        11.  Percent of Class Represented by amount in Row (9)        10%
                                                              -----------------


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        12.  Type of Reporting Person (See Instructions)              CO
                                                          ---------------------


ITEM 1

        1(a) Name of Issuer:

        SAFLINK CORPORATION

        1(b) Address of Issuer's Principal Executive Offices:

        18300 N. E. UNION HILL ROAD, SUITE 210; REDMOND, WA  98052



ITEM 2

        2(a) Name of Person Filing:

        USA NETWORKS, INC. ON BEHALF OF ITS SUBSIDIARY HOME SHOPPING NETWORK, INC., RECORD OWNER OF THE SECURITIES

        2(b) Address of Principal Business Office or, if none, Residence:

        USA NETWORKS, INC.

        152 WEST 57TH ST; NEW YORK, NY 10019



        HOME SHOPPING NETWORK, INC.

        1 HSN DRIVE; ST. PETERSBURG, FL  33729

        2(c) Citizenship:

        DELAWARE

        2(d) Title of Class of Securities:

        COMMON STOCK, PAR VALUE $.01 PER SHARE

        2(e) CUSIP Number:

        637735L 10 3



ITEM 3

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK
WHETHER THE PERSON FILING IS A:    NOT APPLICABLE

        a. [   ] Broker or Dealer registered under Section 15 of the Act.

        b. [   ] Bank as defined in Section 3(a)(6) of the Act.

        c. [   ] Insurance company as defined in Section 3(a)(19) of the Act.

        d. [   ] Investment company registered under section 8 of the Investment
                 Company Act of 1940.



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        e. [   ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                (E);

        f. [   ] An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F);

        g. [   ] A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G);

        h. [   ] A savings associations as defined in Section 3(b) of the
                 Federal Deposit Insurance Act (12 U.S.C. 1813);

        i. [   ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

        j. [   ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


        (a)  Amount beneficially owned:                  2,600,532*
                                            ---------------------------------

        (b)  Percent of class:                               10%
                                            ---------------------------------

        (c)  Number of shares as to which the person has:

             (i)     Sole power to vote or to direct the vote                     2,600,532
                                                                            ----------------------

             (ii)    Shared power to vote or to direct the vote                       0
                                                                            ----------------------

             (iii)   Sole power to dispose or to direct the disposition of        2,600,532
                                                                            ----------------------

             (iv)    Shared power to dispose or to direct the disposition of           0
                                                                               ------------------



        *USA NETWORKS, INC. HEREBY DISCLAIMS ANY BENEFICIAL OWNERSHIP OF ANY OF THE SHARES OF COMMON STOCK OF THE ISSUER ISSUED OR ISSUABLE TO HOME SHOPPING NETWORK, INC., AS REPORTED HEREIN.



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.



                                       N/A
      -------------------------------------------------------------------------


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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.



                                       N/A
      -------------------------------------------------------------------------



ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



                                       N/A
      -------------------------------------------------------------------------



ITEM 9.  NOTICE OF DISSOLUTION OF GROUP



                                       N/A
      -------------------------------------------------------------------------



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ITEM 10.  CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

        After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             USA NETWORKS, INC.

Date:  February 13, 2001          By:    /s/ JULIUS GENACHOWSKI
     -------------------------          ---------------------------------------
                                             Signatory Authority


                                  Name:  JULIUS GENACHOWSKI
                                        ---------------------------------------

                                  Title: Senior Vice President, General Counsel
                                        ---------------------------------------
                                         & Secretary
                                        ---------------------------------------


                                             HOME SHOPPING NETWORK, INC.


Date:  February 13, 2001          By:    /s/ JULIUS GENACHOWSKI
     -------------------------          ---------------------------------------
                                             Signatory Authority


                                  Name:  JULIUS GENACHOWSKI
                                        ---------------------------------------

                                  Title: Senior Vice President, General Counsel
                                        ---------------------------------------
                                         & Secretary
                                        ---------------------------------------

                                    Exhibit A


                             Joint Filing Statement

        Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G (including all amendments thereto) is filed on behalf of each of the undersigned.



                                             USA NETWORKS, INC.

Date:  February 13, 2001          By:    /s/ JULIUS GENACHOWSKI
     -------------------------          ---------------------------------------
                                             Signatory Authority


                                  Name:  JULIUS GENACHOWSKI
                                        ---------------------------------------

                                  Title: Senior Vice President, General Counsel
                                        ---------------------------------------
                                         & Secretary
                                        ---------------------------------------


                                             HOME SHOPPING NETWORK, INC.



Date:  February 13, 2001          By:    /s/ JULIUS GENACHOWSKI
     -------------------------          ---------------------------------------
                                             Signatory Authority


                                  Name:  JULIUS GENACHOWSKI
                                        ---------------------------------------

                                  Title: Senior Vice President, General Counsel
                                        ---------------------------------------
                                         & Secretary
                                        ---------------------------------------